UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2006

DIONEX CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-11250 (Commission File Number)	94-2647429 (IRS Employer Identification No.)
1228 Titan Way
Sunnyvale, California 94088
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (408) 737-0700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Dionex Corporation (the “Company”) has promoted Mr. Kevin Chance, age 39, to Executive Vice President, effective December 1, 2006. Previously, Mr. Chance served as the Vice President of the Company’s Chemical Analysis Business Unit (CABU), a position he held since April 2003. From 2000 to 2003, he served as Chief Executive Officer of Aptus Pharmaceuticals, Inc., a biotechnology company. From 1989 through 2000, Mr. Chance served as a business unit general manager and in various other positions at Siemens Industrial Automation (Moore Products Company), an automation technology provider.
In connection with Mr. Chance’s promotion, Mr. Chance’s base salary was increased from $275,000 to $320,000. Mr. Chance remains eligible to participate in the Company’s Management Bonus Plan. Mr. Chance’s bonus target will remain at 40% of his base salary. Mr. Chance remains eligible to participate in the Company’s Employee Profit Sharing Plan. Mr. Chance is also entitled to incentive compensation as determined by the Company’s Board of Directors under the Company’s 2004 Equity Incentive Plan. Since the beginning of the Company’s last fiscal year, Mr. Chance has been awarded options to purchase 20,000 shares of the Company’s common stock (with an exercise price of $48.05 per share, the fair market value on August 3, 2005, the date of grant) and 15,000 shares of the Company’s common stock (with an exercise price of $53.38, the fair market value on August 1, 2006, the date of grant). In the event of a termination, Mr. Chance may be entitled to severance benefits under the Company’s existing Change in Control Severance Benefits Plan adopted in October 2001.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIONEX CORPORATION

Dated: December 6, 2006	By:	/s/ Craig A. McCollam

Craig A. McCollam
Vice President, Finance and Administration and Chief Financial Officer